Item 77Q1(a): Exhibits

ARTICLES SUPPLEMENTARY TO THE ARTICLES OF INCORPORATION

Articles Supplementary to the Articles of Incorporation of Lord Abbett Global Fund, Inc., (the “Registrant”) a Maryland corporation, executed on April 23, 2010, with an effective date of April 27, 2010 is hereby incorporated by reference to the Post-Effective Amendment No. 34 to the Corporation’s Registration Statement filed on April 29, 2010. The Articles Supplementary authorized an additional 80,000,000 Class C shares, 80,0000,000 Class F and 85,000,000 Class I shares for the Lord Abbett Developing Local Markets Fund, which increased the total number of shares of the Registrant from 1,120,000,000 shares of capital stock, par value $.001 per share to 1,365,000,000, shares of capital stock, par value $.001 per share effective April 27, 2010.